Exhibit 10.6

DISTRIBUTION AGREEMENT

1.	Parties, Appointment and Purpose: This Agreement is between Kona Gold, LLC (“Supplier”) and [DISTRIBUTOR LEGAL NAME] (“Distributor”). The Exhibits are an integral part of this Agreement. Supplier is appointing Distributor to sell Supplier’s Products within Distributor’s Territory. Exhibit A describes the “Products,” “Territory” and contains the terms of sale. The Territory shall be Exclusive as provided in Exhibit A. Both parties know that their individual success will be determined by how effectively and efficiently they cooperate with each other. Both parties agree that the goal of this Agreement is to sell as much of the Products as possible while maintaining quality control, and preserving the image of Supplier’s brand and Distributor’s goodwill with its customers.

2.	Distributor’s Promises: Distributor shall sell the Products to all wholesale and retail accounts in the Territory. Distributor promises that it: (a) has the state, federal and local licenses and permits necessary for it to do its job; (b) will keep such licenses and permits current; (c) will obey all relevant laws and regulations; (d) will comply with all quality, warehousing, ordering, payment, bill back, repack and other policies Supplier may establish from time to time on a nondiscriminatory basis for distributors of the Products; (e) will sell only Products of merchantable quality; (f) except for the Products, will not sell any hemp or CBD beverages. Existing or future products of current suppliers will be allowed; (g) will participate in Supplier’s promotional programs; (h) will exchange market information with Supplier as described on Exhibit C; and (i) will indemnify and hold Supplier harmless from all third party claims, losses and expenses (however arising), including attorneys fees and costs, connected in any manner with negligent acts (including misfeasance or nonfeasance) by Distributor in connection with the Products and/or its activities hereunder. Distributor acknowledges that Supplier is the exclusive owner of all right, title and interest in and to the formulae, trademarks, trade names, trade styles, designs and copyrights relating to and/or incorporated in the Products. Distributor shall not use Supplier’s trademarks, trade names, trade styles or designs except in connection with the sale of Products as permitted in the written sales policies and procedures that Supplier has in effect from time to time. Whenever Distributor utilizes any of Supplier’s trademarks, trade names, trade styles or designs in advertising or any other manner, Distributor shall clearly indicate Supplier’s rights thereto. Distributor shall not take any action contesting or in any way impairing Supplier’s right, title and interest in and to Supplier’s formulae, trademarks, trade names, trade styles and/or designs. If, the foregoing notwithstanding, Distributor shall obtain any rights in Supplier’s formulae, trademarks, trade names, trade styles and/or designs by operation of law or otherwise, Distributor shall, upon Supplier’s request, assign any and all such rights, together with all goodwill appurtenant thereto, to Supplier.

3.	Supplier’s Promises: Supplier promises that it: (a) has the state, federal, and local licenses and permits necessary for it to supply the Products hereunder; (b) will keep such licenses and permits current; (c) will obey all relevant laws and regulations; (d) will assure that all Products are of merchantable quality upon delivery; (e) will exchange information with Distributor as described on Exhibit C; (f) will be responsible for producing, bottling, packaging and labeling the Products as required by state and federal law; (g) will offer “Brand Investment, Promotions, Point-of-Sale Materials and Samples” as set forth on Exhibit D; (h) will not sell the Products to any person or entity whom the Supplier knows (or has reason to know) may directly or indirectly sell or distribute the Products in the Territory; and (i) will indemnify and hold Distributor harmless from all third party claims, losses and expenses (however arising), including attorneys fees and costs, connected with negligent acts (including misfeasance or nonfeasance) by Supplier in connection with the Products, its activities hereunder, any claim related to Supplier’s advertising of the Products and/or Supplier’s trademarks, trade dress or intellectual property. Supplier shall not be obligated to deliver any minimum Product volume to Distributor or to allocate Products in the case of Product shortages.

4.	Terms and Termination: This Agreement shall be effective on [DATE AGREEMENT BEGINS] and shall remain in force until terminated as provided on Exhibit E. Both parties agree that the promises made in this Agreement (and in the exhibits) are reasonable, material and important and the breach by either party of any promise made to the other justifies termination of this Agreement.

5.	General Legal Matters: (a) Governing Law, Amendments and Merger: This agreement shall be governed by the internal laws of the State of Florida without giving effect to the rules of conflicts of law, and may not be amended except by a writing signed by both parties and shall supersede any and all prior discussions between the parties concerning the subject matter hereof. (b) Waiver: No waiver by either party of a right on any one occasion shall constitute a waiver of such right on another occasion, and all such claimed waivers must be in writing signed by the party against whom the waiver is claimed. (c) Enforceability of Clauses: If any provision of this Agreement violates any law, it shall be severed from this Agreement without affecting the rest of the Agreement. (d) Consent Required: Neither party is the agent or franchisee of the other party, and neither party, under any circumstances, may bind the other party to any agreement or obligation to any third person without the written consent of the party being bound. (e) Warranty of Authority: Both parties represent and warrant that they have the full right and authority to enter into this Agreement without violating the rights of any third party. (f) Notices: All notices shall be effective as of the date mailed, e-mailed or telecopied to the address set forth below. (g) Disputes: Any disputes arising hereunder and/or in connection herewith and that cannot be resolved amicably by the parties, including any dispute with respect to the arbitrability of any issue hereunder, shall be settled by binding arbitration conducted in Melbourne, Florida under the Commercial Arbitration Rules of the AAA. Notwithstanding the foregoing, either party may apply to any court of competent jurisdiction for such equitable, extraordinary or injunctive relief as may be necessary to enforce the respective rights of the parties under this Agreement. (h) Parties Bound: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Distributor may not assign its rights and/or duties hereunder, including by means of any subdistribution arrangement, without the prior written consent of Supplier which Supplier may grant or withhold at Supplier’s sole discretion. Any such assignment made without the consent of the Supplier shall be null and void.

Both parties have negotiated this Agreement freely and in good faith with the assistance of their counsel, acknowledge having read all of the terms of the Agreement and the Exhibits, and fully understand that they are each obligated to fulfill the promises they have made to each other.

SUPPLIER:	DISTRIBUTOR:

By:	By:

Dated:	Dated:

Address for Notice:	Address for Notice:

Robert Clark
Kona Gold, LLC
746 North Drive STE A
Melbourne, FL 32934
(E-Mail) Robert@KonaGoldHemp.com	(E-Mail) _________________________________________

EXHIBIT A

PRODUCTS, TERRITORY, EXCLUSIVITY AND TERMS OF SALE

1.	Products: 12.0 oz Kona Gold Hemp Energy Drink Beverages (currently 8 SKU’s). 16.9 oz HighDrate CBD Energy Water Beverages (currently 6 SKU’s). 1 Liter Storm CBD Water (currently 1 SKU). If Distributor fails to order at least one pallet of Kona Gold Hemp Energy Drinks and at least one pallet of HighDrate CBD Energy Waters during any six (6) month period, such SKU shall, at Suppliers election, cease to be a “Product” hereunder and Supplier shall be free to distribute such SKU, directly or indirectly, in the Territory.

2.	New Products: Supplier shall offer to Distributor the exclusive right to distribute in the Territory all new non-alcoholic Kona Gold, HighDrate, and Storm branded beverage products subsequently introduced, acquired, made or sold by Supplier as soon as such products become available. If Distributor does not accept Supplier’s offer, Supplier may offer such right to other third parties on the same basis as initially offered to Distributor.

3.	Prices: Supplier’s price to Distributor shall be Supplier’s published prices for Kona Gold, HighDrate, and distributors as in effect from time to time. Supplier may amend its published price for Kona Gold and HighDrate distributors from time to time upon 30 days written notice to Distributor, and such amendments shall only be effective as to orders shipped by the Company 30 or more days after such notice.

4.	Territory: [State]: [Counties]:

5.	Exclusivity: The territory shall be exclusive for Distributor.

6.	Excluded Accounts: Paragraph (5) of this Exhibit A, notwithstanding, at Supplier’s election, Supplier may sell Products directly to various store chains and buying groups and deliver Products to the warehouses for any such chain or buying group. If Supplier elects to sell Products to any such store chain or buying group, Supplier notify Distributor, Supplier shall pay Distributor an invasion fee of One Dollar ($1.00) per case for every case of Products sold by any such chain or buying group to consumers at stores or members located in the Territory.

7.	Terms of Sale: (a) Distributor’s orders are subject to acceptance by Supplier at its office address set forth in this agreement. (b) Supplier may accept or reject orders and may require Distributor to use Supplier’s forms and procedures. (c) Distributor shall pay Supplier for Products shipped at the prices stipulated on each invoice. (d) Payments shall be due and payable in good funds by cash, check, electronic fund transfer or as otherwise agreed to by Supplier and Distributor (in writing) received by Supplier not later than 30 days from the date of invoice. (e) Invoices may be transmitted to Distributor by e-mail or by mail. (f) At Supplier’s sole discretion, from time to time, Supplier may establish credit limits applicable to Distributor’s purchases, reduce Distributor’s credit limit, and/or decide to sell to Distributor on a payment-before-delivery basis. (g) Title to goods and risk of loss shall pass to Distributor when Supplier delivers Products to Distributor’s carrier or, if Supplier arranges for shipment, when the Products are delivered to Distributor’s premises. If Supplier arranges for shipment, so that title and risk of loss passes to Distributor when Products are delivered to Distributor’s premises, Distributor or its agent shall notify Supplier immediately if Products are delivered in less than saleable condition. Any such notification shall include a copy of the bill of lading covering the goods in question on which Distributor shall note the evidence of less than saleable condition and on which Distributor shall have obtained the signature of a representative of the carrier delivering such goods to verify such evidence.

Initialed: _________[Supplier] ________[Distributor]

Dated: _____________________________

EXHIBIT B

PROJECTIONS, DISCOUNTS AND INCENTIVES

1.	Minimum Purchases: After completion of first contract year and each year thereafter, Supplier and Distributor will meet to establish a mutually agreed upon volume and distribution goal for the upcoming year.

2.	Distribution Projections:

3.	Discounts and Incentives:

Initialed: __________[Supplier] __________[Distributor]

Dated: ____________________________________________________

EXHIBIT C

INFORMATION EXCHANGE

1.	REPORTS: Distributor shall use its reasonable best efforts to report the following information on Supplier’s forms on the schedule set forth below:

Depletion’s	10 days after a month’s end
Forecast of Quarterly Sales	30 days before quarter begins
Annual Sales/Distribution Plan Objective Review	Quarterly
Sales by Chain	10 days after month’s end
Number of Accounts	10 days after month’s end
Promotional Program Results	10 days after month’s end

2.	MEETINGS: Supplier, and the person designated by Distributor as the brand manager for Supplier’s products, agree to meet as needed for the purpose of joint planning. The primary objective of such meetings shall be to review Distributor’s performance during the preceding period and to negotiate the sales and distribution projections to be applied to this Agreement for future periods. Neither Distributor nor Supplier shall be required to bear any costs of travel, room and board, etc., associated with the other party’s time or travel to attend such meetings.

3.	PROTECTION OF INFORMATION EXCHANGED: Distributor and Supplier agree that each needs accurate and timely information from the other on a regular basis to do its job properly. Each agrees that it will use its reasonable best efforts to furnish the other with such information (including audited information if the request for the same is warranted) as may be necessary for legitimate business purposes. Each promises that it will protect and safeguard the information that it receives from the other and will not share it with any person outside of Supplier’s or Distributor’s organization unless the party furnishing the information has given written permission for such information to be shared.

Initialed: ____[Supplier] _____[Distributor]

Dated: __________________________________

EXHIBIT D

PROMOTIONS, POINT OF SALE MATERIALS AND SAMPLES

Distributor and Supplier shall share equally the costs of all pre-approved Product samples used in the Territory, at Distributor’s laid-in cost.

All paper point-of-sale and promotional material produced by Supplier shall be made available to Distributor at no cost to Distributor in such amounts and at such times as Supplier determines, in its sole discretion.

Distributors and Suppliers Brand Investment, which includes incentive programs, local event participation, promotional merchandise, samples, advertising, or special promotion programs, will be the subject of separate agreements between Supplier and Distributor made from time-to-time.

Distributor will, prior to incurring an expense for which it expects reimbursement from Supplier, in whole or in part, obtain written approval from Supplier.

Initialed: __________[Supplier] __________[Distributor]

Dated: ______________________________________________

EXHIBIT E

TERMINATION PROVISIONS

Termination Without Damages:

It is the express intention of the parties that each party has the right to terminate this Agreement, for the reasons stated below, without incurring any liability to the other party for such termination.

Supplier may terminate this Agreement immediately and without notice: (i) if Distributor shall become insolvent; (ii) if Distributor shall make an assignment for the benefit of Distributor’s creditors; (iii) if Distributor shall file for bankruptcy; (iv) if Distributor shall have intentionally defrauded Supplier; (v) if Supplier shall discontinue production of the Products; (vi) if Distributor shall assign rights and/or duties hereunder, voluntarily or by operation of law, without Supplier’s consent; and/or (vii) if a change in control shall occur with respect to Distributor. For purposes hereof, a change in control shall be deemed to have occurred with respect to Distributor if there shall be change in record or beneficial ownership (excluding transfers to lineal descendants of ________________) of thirty-three percent (33%) or more of Distributor’s voting stock or voting power or the voting stock or voting power of any entity which directly or indirectly controls Distributor. If Supplier terminates this Agreement for any of the above stated reasons, Supplier shall not be liable to Distributor for damages and/or liquidated damages in any sum whatsoever.

Supplier may terminate this Agreement immediately at any time upon notice to Distributor: (i) if Distributor shall fail to pay for Products as called for by Exhibit A; (ii) if Distributor has made or shall make an intentional misrepresentation of a material fact; (iii) if Distributor shall fail to comply with any Distributor promise or obligation stated herein, if Supplier shall notify Distributor of such failure, and if Distributor shall fail to cure such failure within thirty (30) days of Supplier’s notice (within five (5) days of Supplier’s notice if Supplier shall have previously notified Distributor under this clause with respect to a prior failure to comply with the promise or obligation in question and if Distributor shall have cured such prior failure within the thirty (30) day cure period allowed); (iv) if Distributor shall at any time not have sufficient working capital, including under revolving credit or similar facilities, to service the Territory as reasonably determined by Supplier, if Supplier shall notify Distributor of such matter, and if Distributor shall fail, in Supplier’s reasonable judgment, to obtain or arrange for sufficient working capital within thirty (30) days of Supplier’s notice; (v) if Distributor shall fail to properly service all wholesale and retail accounts in the Territory as evidenced by customer complaints to the effect that Distributor is failing to maintain adequate inventory levels, by market surveys showing out of stock conditions at customer locations, and/or similar evidence, if Supplier shall notify Distributor of such conditions, and if Distributor shall fail to cure such conditions within thirty (30) days of Supplier’s notice (within five (5) days of Supplier’s notice if Supplier shall have previously notified Distributor under this clause with respect to such conditions and if Distributor shall have cured such conditions within the thirty (30) day cure period allowed); or (vi) if Distributor shall at any time fail to satisfy the minimum purchase criteria set forth on Exhibit B. For the avoidance of doubt, Supplier’s imposition of credit standards upon Distributor, or Supplier’s imposition of payment-before-delivery terms upon Distributor, shall not justify any failure by Distributor to satisfy the minimum purchase criteria set forth in Exhibit B. If Supplier terminates this Agreement for any of the above stated reasons, Supplier shall not be liable to Distributor for damages and/or liquidated damages in any sum whatsoever.

Distributor may terminate this Agreement immediately, at any time, upon thirty (30) days notice to Supplier. If Distributor so terminates this Agreement for any reason, Distributor shall not be liable to Supplier for damages in any sum whatsoever for such termination.

Termination With Damages:

It is the express intention of the parties that Supplier shall pay Distributor liquidated damages as provided below upon any other termination of this Agreement by Supplier. In any case, such liquidated damages shall be the only damages to which Distributor shall be entitled in connection with any breach or default hereunder by Supplier. In the event any law or regulation shall be construed to require payment by Supplier for any damages incurred by Distributor as a result of Supplier’s breach or termination of this Agreement in accordance with its terms, or there shall, for any reason, be a finding that Supplier is liable to Distributor for damages resulting from Supplier’s breach or termination of this Agreement, the parties agree that the damages outlined below shall be the only damages to which Distributor shall be entitled.

The parties acknowledge that because of the uncertainties inherent in the market for the Products, the tastes of the consuming public, Distributor’s profit margins, the valuation of good will, if any, and certain other factors, it would be virtually impossible to fix Distributor’s actual damages, if any, that would result from Supplier breach or termination of this Agreement in whole or in part. The parties further acknowledge that the liquidated damages, calculated as set forth below, constitute reasonable, fair and equitable compensation to Distributor for damages, if any, that Distributor may incur as a result of Supplier’s breach or termination of this Agreement, particularly because Distributor is free to distribute the products of suppliers other than Supplier.

The parties further agree that all sums Supplier tenders under this section shall constitute the payment of valid and complete liquidated damages to the Distributor and shall be in satisfaction of any other claims amounts and in payment and settlement of all claims and liabilities which Distributor may have against Supplier in connection with, or as result of, any such breach or termination, including any and all claims for incidental or consequential damages. The parties further acknowledge and agree that such liquidated damages do not constitute a penalty. The amount of the liquidated damages to be paid will be determined by taking the number of 12 pack cases sold by Distributors in the 12 months preceding termination (or since the effectiveness of this Agreement if more recent) and multiplying that number by $3.00 to establish the liquidated damages amount due the Distributor.

Return of Materials:

Upon any termination and prior to payment of termination fee, within 30 days after the effective date of such termination, Distributor shall return to Supplier, or as directed by Supplier, all sales data, customer lists, all property belonging to Supplier in Distributor’s possession or control. Such return except for sales data and customer list shall be at Supplier’s expense.

Effects of Termination:

Upon any termination, (a) all Supplier invoices then outstanding shall become immediately due and payable, regardless of the terms stated thereon, (b) Supplier may, at Supplier’s election, purchase any or all Product inventory then held by Distributor at Distributor’s laid-in cost, (c) the indemnification provisions set forth herein shall survive such termination, and (d) Distributor shall remain liable for any violation of the terms hereof occurring prior to the date of such termination. If Supplier elects not to purchase all Product inventory then held by Distributor, as to any such inventory that remains in good and saleable condition, Distributor shall be free to sell any such inventory, but exclusively in the Territory and otherwise subject to the terms and conditions hereof. As to any such inventory that does not remain in good and saleable condition, Distributor shall dispose of such inventory as directed by Supplier.

Initialed: __________[Supplier] __________[Distributor]

Dated: _______________________________________________